EXHIBIT 23.2
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                  We consent to the incorporation by reference on Form S-8 of Integrated Health Services, Inc. of our report dated September 18, 1997 (October 21, 1997 as to Note 1), appearing in the Annual Report on Form 10-K of RoTech Medical Corporation for the year ended July 31, 1997, which report appears in the Form 8-K dated October 21, 1997, as amended, of Integrated Health Services, Inc.


Deloitte & Touche LLP
Orlando, Florida
March 9, 1998